Exhibit 4.9

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 8, 2016 by and among APOLLO ENDOSURGERY, INC., a Delaware corporation (the “Company”) and the investors listed on Exhibit A attached to this Agreement (the “Investors”).

RECITALS

WHEREAS, certain Investors are purchasing shares of the Company’s Common Stock pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) of even date herewith, as amended from time to time (the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and/or warrants to purchase the Series A Preferred Stock or Series C Preferred Stock;

WHEREAS, the Prior Investors and the Company are parties to that certain Amended and Restated Investors’ Rights Agreement dated as of October 28, 2013 (the “Prior Agreement”);

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Company and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      REGISTRATION RIGHTS.

1.1                               Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended and restated in its entirety as set forth herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the holders of at least a majority of the outstanding Registrable Securities as of the date of this Agreement.

1.2                               Reserved.

1.3                               Definitions. Terms defined in the Purchase Agreement and not otherwise defined in this Agreement are used in this Agreement with the same meaning as defined in the Purchase Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

“Credit Agreement” means that certain Credit Agreement, dated as of February 27, 2015, by and among the Company, Athyrium Opportunities II Acquisition LP, as administrative agent, the guarantors party thereto, and the other lenders from time to time party thereto (as amended, modified, restated, refinanced, replaced or supplemented from time to time)

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered.

“Form S-3” means such form under the Securities Act as is in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Fully-Diluted Common Stock” shall mean, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable (at the time or upon passage of time or the occurrence of future events), upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or other rights or securities convertible into, directly or indirectly, Common Stock, including all Common Stock issuable upon the conversion of the shares of Preferred Stock.

“Holder” means any Investor or Lender holding Registrable Securities, or any assignee of record of such Registrable Securities to whom the rights under this Agreement have been duly assigned in accordance with this Agreement; provided that for purposes of this Agreement, a holder of shares of Preferred Stock shall be deemed to be the Holder of the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock. The Company shall not be obligated to register shares of Preferred Stock, and Holders shall not be required to convert their shares of Preferred Stock into Common Stock or exercise their Lender Warrants into Common Stock in order to exercise the registration rights granted under this Agreement until immediately before the closing of the offering to which the registration relates. For the avoidance of doubt, the parties acknowledge and agree that the term “Holder” shall include the owner of record of a Lender Warrant.

“Initiating Holders” means any Holder or Holders who in the aggregate hold not less than 25% of the then outstanding Registrable Securities; provided, however, no Lender shall be an “Initiating Holder”.

“Lenders” shall mean Athyrium Opportunities II Acquisition LP and the holders of record of the Lender Warrant and/or the Lender Warrant Shares from time to time.

“Lender Warrant” means that certain warrant to purchase 2,850,000 (as adjusted from time to time) shares of the Company’s Common Stock issued to Athyrium Opportunities II Acquisition LP dated February 27, 2015.

“Lender Warrant Shares” means shares of the Company’s Common Stock issued or issuable upon exercise of the Lender Warrant.

“Preferred Directors” shall have the meaning set forth in the Restated Certificate.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Qualified Public Offering” means (A) any firm commitment underwritten offering on a recognized public exchange (e.g. NYSE or NASDAQ) by the Company of shares of Common Stock to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force, in which (i) the aggregate cash proceeds to be received by the Company from such offering (without deducting underwriting discounts, expenses, and commissions) are at least $40,000,000 and (ii) the price per share paid by the public for such shares is at least three times the Series C Original Issue Price (as defined in the Restated Certificate) or (B) immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger and Reorganization dated on or about the date hereof, by and among Lpath, Inc., Lpath Merger Sub, Inc. and the Company (the “Merger Agreement”)) of and subject to the closing and funding of the transactions contemplated by the Merger Agreement.

“Registrable Securities” means (1) all the shares of Common Stock issued or issuable upon the conversion of shares of Preferred Stock, (2) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Preferred Stock or Common Stock described in clause (1) above, (3) all shares of Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock issued or issuable upon exercise of warrants (each a “Warrant”) to purchase Series A Preferred Stock now or hereafter held by Comerica Bank (the “Comerica Warrant Shares”), (4) the Lender Warrant Shares (5) all the shares of Common Stock issued pursuant to the Purchase Agreement and (6) any shares of Common Stock, or any shares of Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof, provided, however, that (i) the Comerica Warrant Shares shall not be deemed to be Registrable Securities and Comerica Bank shall not be deemed a Holder for the purposes of Sections 1.4, 1.12 and 5.2 and (ii) the term “Registrable Securities” shall not include a Lender Warrant; excluding, in all cases, any securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any securities sold in a registered public offering under the Securities Act or sold pursuant to Rule 144 promulgated under the Securities Act or any securities for which registration rights have terminated pursuant to this Agreement. The terms “register,” “registration,” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement.

“Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable fees and expenses incurred by one special counsel to all selling Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Fully Diluted Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants, or convertible securities.

“Restated Certificate” means the Fifth Amended and Restated Certificate of Incorporation of the Company, as amended, restated, supplemented or otherwise modified from time to time..

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.4                               Requested Registration.

(a)                                 Requested Registration. If the Company shall receive at any time after the earlier of (i) 180 days after the effective date of the first registration statement filed by the Company covering a firm commitment underwritten offering of its securities to the general public (an “IPO”) or (ii) the third anniversary of the date of this Agreement, a written request from Initiating Holders that the Company effect a registration covering at least $10,000,000 in Registrable Securities, the Company shall:

(i)                                    promptly give written notice of such requested registration to all other Holders; and

(ii)                                as soon as reasonably practicable, use its best efforts to effect the registration of all Registrable Securities as are specified in such request, together with all Registrable Securities specified in writing by the other Holders and received by the Company within 20 days after such written notice from the Company is mailed.

(b)                                 The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.4:

(i)                                    after the Company has initiated two such registrations pursuant to Section 1.4(a) and such registrations have been declared or ordered effective and the Holders are able to register and sell at least 75% of the Registrable Securities requested to be included in such registration;

(ii)                                during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; and provided further that the Company delivers written notice to the Holders within 30 days of any registration request of its intent to file a registration statement within 90 days; or

(iii)                            if the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.5 of this Agreement.

(c)                                  Right to Defer Registration. Notwithstanding the foregoing, if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the board of directors of the Company (the “Board”) such registration might (i) have a material adverse effect on any proposal or plan by the Company to engage in any acquisition, merger, consolidation, tender offer or any other material transaction; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer the filing of the registration statement no more than once during any 12 month period for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.4.

(d)                                 Underwriting. If, pursuant to Section 1.4(a), the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request, and the Company shall include such information in the written notice sent to all other Holders. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. Unless otherwise agreed by such underwriters and the Company, no person may participate in any registration under this Agreement that is underwritten unless such person (i) agrees to sell such person’s securities on the basis provided in the proposed underwriting arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements; provided that no Holder shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Holder and such Holder’s intended method of distribution. Notwithstanding any other provision of this Section 1.4, if the representative of the underwriters advises in writing that marketing factors require a limitation on the number of shares to be underwritten, the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant to this Agreement, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders in proportion (as nearly as practicable) to the number of Registrable Securities requested by such Holders or in such other proportions as shall be mutually agreed in writing by all such Holders to be included in the registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all securities of the Company (whether to be sold by the Company or by stockholders who are not Holders) that are not Registrable Securities are first entirely excluded from the underwriting and registration.

1.5                               Form S-3 Registration. Following its initial public offering (which shall include a Qualified Public Offering) of securities under the Securities Act, the Company shall use its commercially reasonable efforts to qualify (and remain qualified) for registration on Form S-3. If the Company receives from the Initiating Holders a written request or requests that the Company effect a registration on Form S 3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company shall:

(a)                                 Promptly give written notice of the requested registration to all other Holders of Registrable Securities; and

(b)                                 As soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request in writing within 20 days after receipt of the written notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification, or compliance pursuant to this Section 1.5:

(i)                                    if Form S-3 is not available for such offering;

(ii)                                if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000;

(iii)                            if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any 12 month period for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 1.5; or

(iv)                             if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.5.

1.6                               Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act (other than an Excluded Registration) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration (each, a “Piggyback Notice”). Subject to Section 1.6(a) below, the Company shall include in such registration all shares of Registrable Securities that Holders request the Company to include in such registration by written notice given to the Company within 30 days after the date of sending of the Piggyback Notice. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.

(a)                                 If a Piggyback Registration relates to an underwritten public offering of equity securities by the Company and the managing underwriters advise the Company in writing that in their opinion marketing factors require a limitation of the number of securities to be included in such registration, the Company shall include in such registration (i) first, the securities proposed to be sold by the Company, (ii) second, the Registrable Securities requested to be included in such registration by any Holders, and (iii) third, other securities requested to be included in such registration. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities requested by such Holders to be included in the registration or in such other proportions as shall mutually be agreed in writing to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or the inclusion of such other securities is expressly approved in writing by the holders of at least 65% of the then-outstanding Registrable Securities, or (ii) the number of Registrable Securities included in the offering be reduced below seventy percent (70%) of the total number of Registrable Securities requested to be included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.

1.7                               Registration Procedures. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable, diligent efforts to cause such registration statement to become effective; provided that before filing a registration statement or prospectus or any amendments or supplements to a registration statement or prospectus, the Company shall furnish to counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review of such counsel.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and, upon the request of the Holders of a majority of the

Registrable Securities registered under such registration statement, to keep such registration statement effective for a period of up to 120 days or until the Holders have completed the distribution described in the registration statement; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration.

(c)                                  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, and each amendment and supplement to any such prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)                                 Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction or except as may be required by the Securities Act, or (ii) to subject itself to taxation in any jurisdiction.

(e)                                  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

(f)                                   Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating to such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances then existing.

(g)                                 Use its commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering.

(h)                                 Use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant to such registration statement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(i)                                    Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j)                                    Promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant, or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant, or agent in connection with such registration statement, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith.

(k)                                 Permit any holder of Registrable Securities that might be deemed, in the reasonable judgment of such holder (at the request of the Company, such judgment shall be supported by an opinion of counsel to such effect, which opinion of counsel shall be reasonably satisfactory to the Company), to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion in such registration or comparable statement of material, furnished to the Company in writing, that in the reasonable judgment of such holder and his, her, or its counsel should be included.

(l)                                    In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable efforts promptly to obtain the withdrawal of such order.

(m)                             Notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed.

(n)                                 After such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

(o)                                 Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC.

(p)                                 If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the Company and if, in the reasonable judgment of such holder, such holder is or might be deemed to be a controlling person of the Company, such holder shall have the right to require (i) the inclusion in such registration statement of language, in form and substance reasonably satisfactory to such holder, to the effect that the holding of such securities by such holder is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered by such registration statement and that such holding does not imply that such holder shall assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided that with respect to this clause (ii) such holder shall furnish to the Company an opinion of counsel to such effect, which opinion of counsel shall be reasonably satisfactory to the Company.

1.8                               Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification, or compliance pursuant to Sections 1.4, 1.5, and 1.6 of this Agreement shall be borne by the Company (including the expense of one special counsel of the selling Holders, not to exceed $50,000); provided that the Company shall not be required to pay the Registration Expenses for any registration proceeding begun pursuant to Sections 1.4 or 1.5 and subsequently withdrawn by the Holders of at least a majority of the Registrable Securities initially requested to be included in such registration proceeding unless withdrawn pursuant to subsection (i) or (ii) below. Furthermore, if a withdrawal by the Holders is based upon (i) material adverse information relating to the Company that is made known to the

Holders requesting registration after the time of their request for registration under Sections 1.4 or 1.5, or (ii) the exercise of the Company of any right to delay or suspend such registration, such registration shall not be treated as a counted registration for purposes of Sections 1.4 or 1.5, as applicable, even though the Holders do not bear the Registration Expenses for such registration. All underwriting discounts, selling commissions, and stock transfer taxes relating to securities so registered shall be borne by the Holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by the Holders of such securities.

1.9                               Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.4, 1.5, or 1.6 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the timely registration of their Registrable Securities.

1.10                        Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.11                        Indemnification. If any Registrable Securities are included in a registration statement under Sections 1.4, 1.5, or 1.6:

(a)                                 By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the partners, officers, and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder, and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect of such losses, claims, damages, or liabilities) arise out of or are based upon any of the following statements, omissions, or violations (collectively, “Violations” and, individually, a “Violation”):

(i)                                    any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in such registration statement or any amendments or supplements to such registration statement;

(ii)                                the omission or alleged omission to state in any such registration statement a material fact required to be stated in such registration statement or necessary to make the statements in such registration statement not misleading; or

(iii)                            any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder, partner, officer, director, underwriter, or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided that the indemnity agreement contained in this Section 1.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company

(which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter, or controlling person of such Holder.

(b)                                 By Selling Holders. To the extent permitted by law, each selling Holder shall severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities to which the Company or any such director, officer, controlling person, underwriter, or other such Holder, partner, director, officer, or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect to such losses, claims, damages, or liabilities) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter, or other Holder, partner, officer, director, or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability, or action; provided that the indemnity agreement contained in this Section 1.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the total amounts payable in indemnity by a Holder under this Section 1.11(b) in respect of any Violation exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises, except in the case of fraud or willful misconduct by such Holder.

(c)                                  Notice. Promptly after receipt by an indemnified party under this Section 1.11 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect of such action is to be made against any indemnifying party under this Section 1.11, deliver to the indemnifying party a written notice of the commencement of such action and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense of such action with counsel mutually satisfactory to the parties; provided that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to the indemnifying party’s ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.11, but the omission so to deliver written notice to the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 1.11.

(d)                                 Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (1) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 1.11 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.11 provides for indemnification in such case or (2) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 1.11, then, and in each such case, the Company and such Holder shall contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder, when combined with the amounts paid or payable by such Holder pursuant to Section 1.11(b), exceed the net proceeds from the offering received by such Holder.

(e)           Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)            Survival. The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement and shall survive the termination of this Agreement.

1.12        “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to 180 days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 and to the extent that such rule is applicable to the Company); provided that:

(a)           such agreement shall be applicable only to the registration statement of the Company which covers securities to be sold on its behalf in the IPO;

(b)           all executive officers and directors of the Company and holders of at least 1% of the Company’s voting securities are bound by and have entered into similar agreements; and

(c)           any release by the Company or an underwriter of any party mentioned in Section 1.12(b) above from the above restrictions shall have no effect unless each Holder is released from such restrictions to the same extent.

The obligations described in this Section 1.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such 180 day period (or such longer period, not to exceed 18 days after the expiration of the 180-day period, as the underwriters or the

Company shall request in order to facilitate compliance with NASD Rule 2711 and to the extent that such rule is applicable to the Company).

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 1.12 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

1.13        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include securities in any registration filed under Sections 1.4 or 1.5, unless such holder or prospective holder may include such securities only to the extent that the inclusion of such securities shall not reduce the number of Registrable Securities which are included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of the date set forth in Section 1.4(a) or within 120 days of the effective date of any registration effected pursuant to Sections 1.4 or 1.5.

1.14        Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3, after such time as the Company shall have consummated an initial underwritten public offering of Common Stock, the Company agrees to:

(a)           Make and keep available adequate current public information, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)           Use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)           So long as a Holder owns any Registrable Securities, to furnish to the Holder immediately upon request (i) to the extent accurate, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

1.15        Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 1.4, 1.5, or 1.6 with respect to: (a) any request or requests for registration made by any Holder on a date more than four years after the closing of a Qualified Public Offering or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 1.4, 1.5, or 1.6 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a

Holder may be sold without limitation during a three-month period pursuant to Rule 144 promulgated under the Securities Act.

2.                                      RIGHT OF FIRST OFFER ON SUBSEQUENT ISSUANCES.

2.1          General.

(a)           Each Investor and any party to whom such Investor’s rights under this Section 2 have been duly assigned in accordance with Section 5.1, in each case owning no less than 2,500,000 shares of Preferred Stock, as adjusted for stock splits, stock dividends, recapitalizations, combinations or similar transactions (each such Investor and/or its assignee(s) being referred to in this Agreement as a “Major Investor”), shall have the right to purchase such Major Investor’s Pro Rata Share (as defined below) (plus any shares to be purchased pursuant to Section 2.3 below) of all or any part of any New Securities (as defined in Section 2.2) that the Company may from time to time issue or sell after the date of this Agreement. A Major Investor’s “Pro Rata Share” for purposes of this right of first offer is the ratio of (a) the number of shares of Fully-Diluted Common Stock held by such Major Investor to (b) the total number of shares of Fully-Diluted Common Stock without giving effect to the issuance of the shares of New Securities being offered by the Company.

(b)           For purposes of Sections 2 (and all subsections therein), 4 (and all subsections therein) and 5.1, the term “Major Investor” includes each Lender (together with its successors and assigns) so long as such Lender continues to own or has the right to acquire under any warrant instrument (including the Lender Warrant) at least 1,425,000 Lender Warrant Shares (as adjusted for stock splits, stock dividends, recapitalizations, combinations or similar transactions); provided further that for purposes of this Section 2, when calculating a Major Investor’s “Pro Rata Share” for any Lender, “Pro Rata Share” means the ratio of (y) the number of shares of Fully-Diluted Common Stock such Lender owns or has the right to acquire under any warrant instrument (including the Lender Warrant) to (z) the total number of shares of Fully-Diluted Common Stock without giving effect to the issuance of the shares of New Securities being offered by the Company; provided that the Lender’s Pro Rata Share shall not be applicable to a Threshold Offering (as defined below).

2.2          New Securities. “New Securities” shall mean any shares of Common Stock or preferred stock of the Company, whether or not now authorized, and rights, options, or warrants to purchase such Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or preferred stock; provided that the term “New Securities” does not include:

(a)           shares of Common Stock issued or issuable upon conversion of outstanding shares of Preferred Stock or securities issued as a dividend or distribution on the Preferred Stock;

(b)           shares of Common Stock (or options or rights for Common Stock) granted pursuant to the 2006 Stock Option Plan and 2016 Equity Incentive Plan, any other written stock option, stock purchase, stock incentive, or stock appreciation plan or arrangement, and any increase in the number of shares of Equity Securities (as defined in the Restated Certificate) reserved for issuance pursuant to any of the foregoing; provided that such plan or arrangement is approved by a majority of the Board (including a majority of the Preferred Directors) and by the holders of Preferred Stock, if applicable;

(c)           shares of the Company’s Common Stock or preferred stock (and/or options, rights or warrants for Common Stock or preferred stock) issued or issuable in connection with an acquisition transaction, building or equipment lease transaction, bank loan transaction, strategic alliance or partnering arrangement that is not primarily for equity financing purposes and that is approved by the Board (including a majority of the Preferred Directors);

(d)           any securities issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company (“Warrant Securities”) outstanding on the date of this Agreement and any securities issuable upon the conversion of any Warrant Securities if such Warrant Securities were first offered to the Major Investors under this Agreement;

(e)           shares of Common Stock issued pursuant to the Purchase Agreement;

(f)            shares of the Company’s Common Stock or preferred stock issued in connection with any stock split or stock dividend; and

(g)           securities offered by the Company to the public or any other Person that is not otherwise a current stockholder of the Company pursuant to a Qualified Public Offering.

2.3          Procedures. If the Company proposes to undertake an issuance of New Securities, it shall give written notice to each Major Investor of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Major Investor shall have 20 days from the date of mailing of any such Notice to agree to purchase such Major Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating in such notice the quantity of New Securities to be purchased (not to exceed such Major Investor’s Pro Rata Share). If any Major Investor fails, within such 20-day period, to agree in writing to purchase such Major Investor’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right under this Agreement to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase. Promptly after the expiration of such 20-day period, the Company shall give each Major Investor who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the number of the Nonpurchasing Holders’ unpurchased Pro Rata Share of such New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have the right to purchase such Purchasing Holder’s Pro Rata Share (or any other share agreed to by each Purchasing Holder) of the Nonpurchasing Holders’ unpurchased Pro Rata Share of such New Securities (the “Available Shares”) at any time within 10 days after receiving the Overallotment Notice; provided, however, that if more than one Purchasing Holder elects to purchase Available Shares, then each Purchasing Holder shall have the right to purchase the number of Available Shares determined by multiplying the number of Available Shares by a fraction (converted to a percentage), the numerator of which is equal to the number of shares of Fully-Diluted Common Stock then owned by the Purchasing Holder and the denominator of which is equal to the aggregate number of shares of Fully-Diluted Common Stock then owned by all Purchasing Holders.

2.4          Sales by Company. The Company shall have 90 days from the expiration of the periods set forth above to sell all or any New Securities that were not agreed to be purchased by the Major Investors, at a price and upon general terms not materially more favorable to the purchasers of such New Securities than specified in the Company’s Notice to the Major Investors. If the Company has not issued and sold the New Securities within such period, then after such period the Company shall not issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this 2.4 (provided that so long as the initial closing of New Securities offering occurs within the 90-day sales period referenced above, an additional 30-day period shall be added to the original 90-day sales period to allow for one or more follow-on closings of New Securities without triggering a new Notice requirement under Section 2.3).

2.5          Termination. The right of first offer under this Section 2.5 shall terminate upon the earlier of: (a) immediately prior to the closing of a Qualified Public Offering, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act or (c) upon a Liquidation Event or Deemed Liquidation Event, as defined in Section IV.C.2 (a) and (c) of the Restated Certificate; provided that in the case of a Liquidation Event or an Asset Sale (as defined in Section IV.C.2(c)(ii) of the Restated Certificate), such termination shall not occur until the distribution in full of proceeds to the Company’s stockholders with respect to such Liquidation Event or Asset Sale in accordance with the Restated Certificate.

2.6          No Waiver. The exercise or non-exercise of the option of a Major Investor to purchase any New Securities as provided for in this Section 2.6 shall not adversely affect such Major Investor’s right to participate in subsequent offerings of New Securities pursuant to this Section 2.6.

3.                                      COVENANTS.

3.1          Basic Financial Information. The Company shall furnish to each Investor the information set forth in Section 3.1 below and to each Major Investor the information set forth in Sections 3.1-3.1(f) below:

(a)           As soon as practicable after the end of each fiscal year of the Company, and in any event within 180 days after the end of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, and a statement of stockholders’ equity as of the end of such year, all prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company.

(b)           As soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days after the end of each such quarterly period, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, and a statement of stockholders’ equity as of the end of such quarterly period, all prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company, subject to changes resulting from normal year-end audit adjustments, except that such financial statements need not contain the notes required by GAAP.

(c)           As soon as practicable after the end of each month, and in any event within 30 days after the end of each such monthly period, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, and a statement of stockholders’ equity as of the end of such monthly period, all prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company, subject to changes resulting from normal year-end audit adjustments, except that such financial statements need not contain the notes required by GAAP.

(d)           As soon as available, but in any event not later than 30 days prior to the beginning of each new fiscal year, an operating budget for such fiscal year approved by the Board;

(e)           As soon as available, a report comparing each annual budget to the financial statements provided in accordance with this Section 3.1;

(f)            With reasonable promptness, such other notices, information, and data with respect to the Company and its subsidiaries, if any, as the Company delivers to the holders of its Common Stock and such other information and data as a Holder may from time to time reasonably request.

The information rights provided under this Section 3.1 shall terminate upon the earlier of: (a) immediately prior to the closing of a Qualified Public Offering, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act or (c) upon a Liquidation Event or Deemed Liquidation Event, as defined in Section IV.C.2 (a) and (c) of the Restated Certificate; provided that in the case of a Liquidation Event or an Asset Sale (as defined in Section IV.C.2(c)(ii) of the Restated Certificate), such termination shall not occur until the distribution in full of proceeds to the Company’s stockholders with respect to such Liquidation Event or Asset Sale in accordance with the Restated Certificate.

3.2          Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors reasonably determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed. The inspection rights provided under this Section 3.2 shall terminate upon the earlier of: (a) immediately prior to the closing of a Qualified Public Offering, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act or (c) upon a Liquidation Event or Deemed Liquidation Event, as defined in Section IV.C.2 (a) and (c) of the Restated Certificate; provided that in the case of a Liquidation Event or an Asset Sale (as defined in Section IV.C.2(c)(ii) of the Restated Certificate), such termination shall not occur until the distribution in full of proceeds to the Company’s stockholders with respect to such Liquidation Event or Asset Sale in accordance with the Restated Certificate.

3.3          Key Man Insurance. The Company will use commercially reasonable efforts to obtain and maintain in full force and effect term life insurance in the amount of two million ($1,000,000) dollars (or such greater amount as is determined by the Board of Directors) on the lives of such of the employees and officers as are determined by the Board of Directors (including a majority of the Preferred Directors), in each case naming the Company as beneficiary.

3.4          Insurance.

(a)           The Company will use commercially reasonable efforts to obtain and maintain in full force and effect director and officer liability insurance in a minimum amount of five million dollars ($5,000,000) per occurrence and in the aggregate, or in such amounts and on such terms as may be approved from time to time by the Board of Directors (which approval shall include the affirmative consent of a majority of the Preferred Directors, including at least one director designated by PTV Special Opportunities I, LP, PTV Sciences II, LP or one of their respective affiliates (a “PTV Director”)).

(b)           The Company shall, within ninety calendar days of the date hereof, use its commercially reasonable efforts to obtain from financially sound and reputable insurers general liability insurance in amounts customary for companies similarly situated, except as otherwise decided in accordance with the policies adopted by the Board of Directors (which approval shall include the affirmative consent of a majority of the Preferred Directors, including at least one PTV Director). The Company will use its commercially reasonable efforts to cause to be maintained the general liability insurance required by this paragraph, except as otherwise decided in accordance with policies adopted by the Board of Directors (which approval shall include the affirmative consent of a majority of the Preferred Directors, including at least one PTV Director). Such policy shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors (which approval shall include the affirmative consent of a majority of the Preferred Directors, including at least one PTV Director).

3.5          Reserved.

3.6          Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants of the Company to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board of Directors and reasonably acceptable to the Investors.

3.7          Approval. The Company shall not, without the approval of a majority of the Board of Directors (including a majority of the Preferred Directors): (a) hire any executive officer of the Company or (b) enter into, or materially amend or alter, any employment, severance, separation or similar agreement other than the Company’s standard form of employment letter approved by the Board.

3.8          Directors’ Liability and Indemnification.

(a)           The Company’s Restated Certificate and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition to provisions confirming that any rights of indemnification or insurance provided to a Preferred Director by the Investor designating such Preferred Director to the Company’s Board of Directors are intended to be secondary to the primary obligation of the Company to indemnify such Preferred Director, with the Company’s confirmation of the foregoing being a material condition to such Preferred Director’s willingness to serve on the Board of Directors, any indemnification agreement provided to any Preferred Director shall contain substantially the following provision:

“If (i) Indemnitee is serving as a director and/or officer of the Company by designation of another entity, including, but not limited to, as a designee of one or more investors or funds that has invested in the Company (a “Designor”); (ii) Indemnitee’s Designor is, or is threatened to be made, a party or a participant in any claim; and (iii) such Designor’s involvement in the Claim is directly or indirectly related to Indemnitee’s service to the Company as a director and/or officer of the Company, then the Designor shall be entitled to all of the indemnification rights and remedies under this Agreement to the same extent as Indemnitee, but only to the extent such claim relates to the acts of Indemnitee (and with no indemnification rights and remedies for acts of a Designor).”

(b)           In the event of a change of control of the Company, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Company’s Bylaws, Restated Certificate, or elsewhere, as the case may be, and, unless otherwise affirmatively determined by the Board of Directors, including a majority of the Preferred Directors and at least one PTV Director, for the purchase of “tail” D&O insurance coverage in an amount and for such period as approved by the Board of Directors, including a majority of the Preferred Directors and at least one PTV Director.

4.                                      RESTRICTIONS ON TRANSFER.

4.1          General Prohibition on Transfers; Permitted Transfers.

(a)           Except as otherwise permitted by this Agreement, no Investor shall directly or indirectly sell, assign, transfer, pledge, encumber, hypothecate, convey in trust, transfer by gift, bequest or descent, or otherwise dispose of, whether voluntarily or by operation of law (a “Transfer”) to any person or entity (a “Transferee”) any shares of Preferred Stock, Common Stock, other capital stock of the Company or any securities convertible into, exchangeable for or exercisable for capital stock of the Company (collectively, “Stock”) unless the Investor has complied with all of the terms of this Section 4. Any purported Transfer in violation of any provision of this Agreement shall be void and ineffectual and shall not operate to Transfer any interest or title to the purported Transferee. The Company shall not be required to (i) transfer on its books any Stock that has been Transferred in violation of this Agreement or (ii) treat as the owner of such Stock, or accord the right to vote or pay dividends to, any such Transferee.

(b)           The restrictions contained in this Section 4.1 shall not apply to:

(i)            any Transfer of Stock by an Investor to such Investor’s spouse, parents, siblings or lineal descendants (by blood, marriage or adoption);

(ii)           any Transfer of Stock by an Investor to a trust, partnership, corporation, limited liability company or other similar entity solely for the benefit of such Investor or such Investor’s spouse, parents, siblings or lineal descendants (by blood, marriage or adoption);

(iii)         any Transfer of Stock by an Investor that is a natural person, upon such Investor’s death, to the executors, administrators, testamentary trustees, legatees or beneficiaries of such Investor;

(c)           any Transfer of Stock by an Investor to (1) any person who controls, is controlled by or is under common control with such Investor (within the meaning of the Securities Act), (2) its current or former general or limited partners, stockholders, members or beneficiaries, or (3) to an entity owned or managed by, or organized for the benefit of, the general or limited partners, stockholders, members, officers, directors, employees or beneficiaries of such Investor; or

(i)            any Transfer of Stock by an Investor to the Company pursuant to the redemption provisions of such Stock.

provided that in each case the transferee will agree in writing to be subject to the terms of this agreement to the same extent as if they were an original Holder hereunder and in each of clauses (i) and (ii) the Transferee grants to the Investor an irrevocable proxy coupled with an interest to vote all of the Stock so Transferred. For the avoidance of doubt, no Lender shall be subject to the provisions of this Section 4.

4.2          Notice of Proposed Transfer. Except as otherwise permitted in Section 4.1(b) of this Agreement, before any Investor or permitted Transferee of an Investor (a “Seller”) may effect any Transfer of Stock, the Seller shall deliver to the Company and each Major Investor a written notice signed by the Seller (the “Seller’s Notice”) stating (a) the Seller’s bona fide intention to Transfer such Stock; (b) the number of shares of Preferred Stock and the number of shares of Common Stock to be Transferred to each Transferee (the “Transfer Shares”); and (c) the bona fide cash price or other consideration for each class of Stock which the Seller proposes to Transfer (the “Offered Price”). A copy of any written offer, if available, shall be attached to the Seller’s Notice.

4.3          Right of First Refusal.

(a)           Upon receipt of a Seller’s Notice from any Investor, each Major Investor (other than the Seller, if applicable) shall have the irrevocable and exclusive option to purchase up to that number of the Transfer Shares equal to the product of (i) the number of Transfer Shares multiplied by (ii) a fraction (the “Proportionate Share”), the numerator of which shall be the number of shares of Preferred Stock owned by such Major Investor and the denominator of which shall be the number of shares of Preferred Stock owned by all of the Major Investors other than the Seller. Each other Major Investor electing to purchase its respective Proportionate Share shall deliver a written notice (the “Electing Investor Notice”) to the Seller and each other Investor of its election to purchase such Transfer Shares within 10 days of the receipt of the Seller’s Notice. To the extent any other Major Investor does not elect to purchase its full Proportionate Share of such Transfer Shares or fails to deliver a notice within the applicable period, each other Major Investor that has elected to purchase its full Proportionate Share shall be entitled, by delivering written notice to the Seller within five days following the delivery of such notice, to purchase up to all of the remaining Transfer Shares. If there is an oversubscription, the oversubscribed amount shall be allocated among the fully electing Major Investors based on a fraction, the numerator of which shall be the number of shares of Preferred Stock owned by such Major Investor and the denominator of which shall be the number of shares of Preferred Stock owned by all fully-electing Major Investors who have elected to purchase such unsubscribed Transfer Shares. The delivery of a notice of election under this Section shall constitute an irrevocable commitment to purchase such Transfer Shares.

(b)           To the extent that the other Major Investors do not elect to purchase all of the Transfer Shares or fail to deliver the Electing Investor Notice within the applicable period, the Company shall have the irrevocable and exclusive option to purchase the Transfer Shares not elected to be purchased by the other Major Investors. Within 10 days after delivery of the Electing Investor Notice, the Company shall deliver a written notice to the Seller and each other Investor of its election to purchase such Transfer Shares. Such notice shall constitute an irrevocable commitment to purchase all or the remaining portion of the Investor Transfer Shares.

(c)           For the purposes of calculating a Major Investor’s Proportionate Share pursuant to Section 4.3(a), all Preferred Stock held by a Major Investor and its partners, officers, employees and affiliates shall be aggregated and such persons may allocate such Proportionate Share in any manner among them.

4.4          Closing of Right of First Refusal. The purchase price for the Transferred Shares to be purchased by the Company or an Investor shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company and the Seller in good faith, which determination shall be binding upon the Company, each Investor, and the Seller, absent fraud or material error. Payment of the purchase price shall be made within 45 days after expiration of all applicable periods set forth above. Payment of the purchase price shall be made, at the option of the Company or the exercising Major Investor, as the case may be, (i) in cash (by wire transfer or check), (ii) by cancellation of all or a portion of any outstanding indebtedness of the Seller to the Company or the Major Investor, as the case may be, or (iii) by any combination of the foregoing. Upon delivery of the purchase price, the Seller shall have no further rights as a holder of the Transfer Shares, and the Seller shall immediately cause all certificate(s) evidencing such Transfer Shares to be surrendered for transfer to the Company or the purchasing Major Investor, as the case may be.

4.5          Seller’s Right To Transfer. If the Company and the Major Investors have not elected to purchase all of the Transfer Shares, then the Major Investors and the Company may not purchase any of them and the Seller may transfer all of the Transfer Shares to any person named as a Transferee in the Seller’s Notice, at the Offered Price or a higher price, provided that such Transfer (i) is consummated within 90 days after the expiration of all applicable periods set forth above, (ii) is on terms no more favorable than the terms proposed in the Seller’s Notice, and (iii) is in accordance with all the terms of this Agreement. If the Transfer Shares are not so Transferred during such period, then the Seller may not Transfer any of such Transfer Shares without complying again in full with the provisions of this Agreement.

4.6          Termination. The right of first refusal under this Section 4 shall terminate upon the earlier of: (a) immediately prior to the closing of a Qualified Public Offering, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act or (c) upon a Liquidation Event or Deemed Liquidation Event, as defined in Section IV.C.2 (a) and (c) of the Restated Certificate; provided that in the case of a Liquidation Event or an Asset Sale (as defined in Section IV.C.2(c)(ii) of the Restated Certificate), such termination shall not occur until the distribution in full of proceeds to the Company’s stockholders with respect to such Liquidation Event or Asset Sale in accordance with the Restated Certificate.

5.                                      ASSIGNMENT, AMENDMENT AND TERMINATION.

5.1          Assignment of Registration Rights and Preemptive Rights. Notwithstanding anything in this Agreement to the contrary, the registration rights of a Major Investor under Section 1 of this Agreement, the rights of first offer of a Major Investor under Section 2 of this Agreement and the rights of first refusal of a Major Investor under Section 4 of this Agreement may be assigned by such Major Investor; provided that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, and that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of Section 4 and 5.

5.2          Amendment of Rights; Additional Parties. Any provision of this Agreement may be amended and the observance of such provision may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders (and/or any of their permitted successors or assigns) holding at least 65% of the Registrable Securities; provided, however, that no Holder shall, without its written consent, be adversely affected by any such modification, amendment or waiver in any manner in which the other Holders are not likewise adversely affected; and provided further that (i) notwithstanding any waiver of any of the provisions of Section 2, in the event any Major Investor actually purchases New Securities in any offering by the Company, then each other Major Investor shall be permitted to participate in such offering on a pro rata basis (based on the level of participation of the other Major Investor purchasing the largest portion of such Major Investor’s Pro Rata Share), in accordance with the other provisions (including notice and election periods) set forth in Section 2 and (ii) the respective rights of PTV, H.I.G. Ventures — Endosurgery, LLC (together with its affiliated entities, “H.I.G.”), Remeditex Ventures LLC (together with its affiliated entities, “Remeditex”), Novo A/S (together with its affiliated entities, “Novo”) and CPMG, Inc. (together with its affiliated entities, “CPMG”) under Section 1.11 may be amended, waived or terminated only upon the prior written consent of PTV, H.I.G., Remeditex, Novo and CPMG, respectively. Any amendment or waiver effected in accordance with this Section 5.1 shall be binding upon each Holder, each future Holder and the Company, and the Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. From time to time, certain persons or entities that acquire Common Stock from the Company may become a party to this Agreement as a Holder by execution of an Adoption Agreement in the form attached hereto as Exhibit B, and without any further action on the part of any party hereto or any amendment or modification to this Agreement.

6.                                      GENERAL PROVISIONS.

6.1          Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties to this Agreement.

6.2          Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement.

6.3          Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws.

6.4          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a copy of this Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6.5          Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits and schedules attached to this Agreement, all of which exhibits and schedules are incorporated in this Agreement by this reference.

6.6          Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed effectively given and made: (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail or facsimile with receipt confirmed during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

If to the Company, at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, TX 78746, Attention: Todd Newton, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6, with a copy (which shall not constitute notice) to Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, Attention: Mark Weeks.

If to an Holder, at its address set forth on Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6.

6.7          Costs And Attorneys’ Fees. If any action, suit, or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated under this Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit, or other proceeding, including any and all appeals or petitions from any such action, suit, or other proceeding.

6.8          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.9          Entire Agreement. This Agreement, together with all exhibits and schedules to this Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties, or obligations between the parties with respect to the subject matter of this Agreement.

6.10        Further Assurances. From and after the date of this Agreement, upon the request of the Investors or the Company, the Company and the Investors shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

6.11        Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock, or a price per share of such stock, then, upon the occurrence of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

6.12        Aggregation of Stock. All shares of the Preferred Stock held or acquired by a stockholder and its affiliated entities shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of the foregoing, the shares held by any stockholder that (i) is a partnership or corporation shall be deemed to include shares held by affiliated partnerships or the partners, retired partners, and stockholders of such holder or affiliated partnership, or members of the “immediate family” (as defined below) of any such partners, retired partners, and stockholders, and any custodian or trustee for the benefit of any of the foregoing persons and (ii) is an individual shall be deemed to include shares held by any members of the stockholder’s immediate family (“immediate family” shall include any spouse, father, mother, brother, sister, lineal descendant of spouse, or lineal descendant) or to any custodian or trustee for the benefit of any of the foregoing persons.

6.13        Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in any such breach or default, or of or in any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default. Any waiver, permit, consent, or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

6.14        Confidentiality. Except as required by law, each Investor agrees that it shall keep confidential and shall not disclose or divulge any confidential, proprietary, or secret information which such Investor may obtain from the Company pursuant to financial statements, reports, and other materials submitted by the Company to such Investor pursuant to this Agreement or otherwise, or pursuant to visitation or inspection rights granted under this Agreement or in the Transaction Agreements (as defined in the Purchase Agreement), unless such information (a) is known, or until such information becomes known, to the public, (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided that an Investor may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Preferred Stock from such Investor as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section or (iii) to any Affiliate of such Investor or to a partner or stockholder of such Investor. Notwithstanding the foregoing, an Investor may include summary financial information concerning the Company and general statements concerning the nature and progress of the Company’s business in an Investor’s reports to its limited partners or members.

6.15        Conflict with Merger Documents. To the extent that any provisions contained in this Agreement conflict with any provision in the Merger Agreement, and any other agreements contemplated by the Merger Agreement, including without limitation the Buyer Stockholder Support Agreements (as defined in the Merger Agreement) (collectively, the “Merger Documents”), the provisions in the Merger Documents shall control, including, without limitation, any provisions related to the grant of proxy, transfer restrictions and “market stand-off” agreements.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

COMPANY:

APOLLO ENDOSURGERY, INC.

By:	/s/ Todd Newton
Name:	Todd Newton
Title:	Chief Executive Officer

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

PTV SPECIAL OPPORTUNITIES I, LP

By:	PTV GP SO I, L.P.
its general partner

By:	PTV GP III Management LLC
its general partner

By:	/s/ Matthew Crawford
Name:	Matthew Crawford
Title:	Manager

PTV SCIENCES II, LP

By:	Pinto Technology Ventures GP II, L.P.
its general partner

By:	Pinto TV GP Company LLC
its general partner

By:	/s/ Matthew Crawford
Name:	Matthew Crawford
Title:	Managing Director

PTV IV, LP

By:	PTV GP IV, L.P.
its general partner

By:	PTV GP III Management LLC
its general partner

By:	/s/ Matthew Crawford
Name:	Matthew Crawford
Title:	Manager

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

REMEDITEX VENTURES LLC

By:	/s/ John W. Creecy
Name:	John W. Creecy
Title:	Chief Executive Officer

H.I.G. VENTURES — ENDOSURGERY, LLC

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

ROADRUNNER FUND, LP
By CPMG, Inc., its general partner

By:	/s/ John E. Bateman
Name:	John E. Bateman
Title:	Chief Operating Officer

KESTREL FUND, LP
By CPMG, Inc., its general partner

By	/s/ John E. Bateman
Name:	John E. Bateman
Title:	Chief Operating Officer

CURLEW FUND, LP
By CPMG, Inc., its general partner

By:	/s/ John E. Bateman
Name:	John E. Bateman
Title:	Chief Operating Officer

MALLARD FUND, LP
By CPMG, Inc., its general partner

By:	/s/ John E. Bateman
Name:	John E. Bateman
Title:	Chief Operating Officer

CRESTED CRANE, LP
By CPMG, Inc., its general partner

By:	/s/ John E. Bateman
Name:	John E. Bateman
Title:	Chief Operating Officer

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS:

NOVO A/S

By:	/s/ Jack B. Nielsen
Name:	Jack B. Nielsen
Title:	Partner

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS

MEELIA VENTURES, LLC.

By:	/s/ Richard J. Meelia
Name:	Richard J. Meelia
Title:	President, Meelia Ventures

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS

/s/ Dennis McWilliams
DENNIS MCWILLIAMS

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS

/s/ Charles Dean
CHARLES DEAN

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS

GC&H INVESTMENTS

By:	/s/ Jim Kindler
Name:	Jim Kindler
Title:	Manager

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS

GC&H INVESTMENTS LLC

By:	/s/ Jim Kindler
Name:	Jim Kindler
Title:	Manager

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS

/s/ Todd Newton
TODD NEWTON

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties to this Agreement have executed this THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT as of the date first written above.

INVESTORS

/s/ Stephanie Cavanaugh
STEFANIE CAVANAUGH

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

Holder Name	Holder Address	Number of Warrant Shares Held	Number of Shares of Common Stock Held[1]	Number of Shares of Series A Preferred Stock Held	Number of Shares of Series B Preferred Stock Held	Number of Shares of Series C Preferred Stock Held
Remeditex Ventures LLC	2727 N. Harwood Street, Suite 200 Dallas, TX 75201	0	4,748,416	0	6,135,973	6,720,331
PTV Special Opportunities I, LP	3600 N. Capital of Texas Hwy., Suite B180 Austin, TX 78746 Attention: Matt Crawford	0	1,236,836	0	0	7,452,078
PTV IV, LP	3600 N. Capital of Texas Hwy., Suite B180 Austin, TX 78746 Attention: Matt Crawford	0	13,411,570	0	0	8,009,706
PTV Sciences II, LP	3600 N. Capital of Texas Hwy., Suite B180 Austin, TX 78746 Attention: Matt Crawford	0	0	5,808,492	17,521,874	1,841,818

1  Assumes conversion of debt securities with accrued interest calculated through November 15, 2016 as an estimate only and is subject to change based on actual closing date.

H.I.G. Ventures — Endosurgery, LLC	1405 Brickell Ave 31st Floor Miami, FL 33131	0	4,869,999	3,277,146	8,818,521	1,305,996
Novo A/S	Tuborg Havnevej 19 DK-2900 Hellerup, Denmark	0	5,291,089	0	7,363,168	6,919,015
Entities affiliated with CMPG Inc.	2000 McKinney, Suite 2125 Dallas, TX 75201	—	1,639,798*	—	—	—
Curlew Fund, LP	c/o CPMG Inc. 2000 McKinney, Suite 2125 Dallas, TX 75201	0	332,999	0	1,063,569	1,023,047
Roadrunner Fund, LP	c/o CPMG Inc. 2000 McKinney, Suite 2125 Dallas, TX 75201	0	161,970	0	971,120	934,121
Crested Crane, LP	c/o CPMG Inc. 2000 McKinney, Suite 2125 Dallas, TX 75201	0	—	0	456,516	0
Mallard Fund, LP	c/o CPMG Inc. 2000 McKinney, Suite 2125 Dallas, TX 75201	0	316,216	0	1,599,444	1,538,506
Kestrel Fund, LP	c/o CPMG Inc. 2000 McKinney, Suite 2125 Dallas, TX 75201	0	520,811	0	0	439,123
Bruce W. Derrick	3900 Essex Lane, Ste. 550 Houston, TX 77027	0		44,342	40,906	0

Johathan Kahan	3156 N 21st St. Arlington, VA 22201	0	44,342	66,538	40,907
Glenn Forman, Jr.	7206 Youpon Galveston, TX 77551	0	44,342	66,538	81,813
Winstead Sechrest & Minick	5400 Renaissance Tower 1201 Elm St. Dallas, TX 75270	0	22,171	0	0
Sergey V. Kantsevoy	4 Melisa Court Owings Mills, MD 21117	0	43,797	20,453	20,454
Peter B Cotton	2736 Magnolia Woods Drive Mount Pleasant, SC 95104	0	43,797	0	0
Pankaj and Reena Pascricha	10715 Tressler Court Cupertino, CA 95104	0	43,797	0	0
Christopher J. Gostout	182 Evergreen Dr. NE Rochester, MN 55906	0	43,797	0	0
Robert Hawes	2576 John Boone Court Mt. Pleasant, SC 29466	0	20,944	0	0
Brett Naglreiter	201 Lavaca St. #341 Austin, TX 78701	0	20,807	0	0
Lee Putman	123 Edgewater Drive Noblesville, IN 46062	0	20,807	0	0

Pete Funston	2434 NE Myrtle St Jensen Beach, FL 34957	0		41,888	20,349	0
Dennis McWilliams	4608 Via Media Austin, TX 78746	0	8,166	21,898	27,306	0
Comerica Bank	See loan documents	0		0 (warrant for 86,066 shares of Series A Preferred)	0	0
Bruce Berman	3600 N. Capital of Texas Hwy., Building B, Suite 245 Austin, TX 78746	0		0	19,203	0
Keryl Farrell	705 Knollwood Circle Austin, TX 78746	0		0	2,138	0
Thomas J. Farrell	200 Lavaca #2902 Austin, TX 78701	0		0	2,137	20,454
The Board of Regents of the University of Texas System	Attn: Jeet Vijay U.T. Horizon Fund Office of Technology Commercialization 919 Congress Ave., Suite 525 Austin, TX 78701	0		46,524	818,129	1,227,194
Meelia Ventures, LLC	26 Patriot Place, Suite 104 Foxboro, MA 02035	0	33,946	0	204,532	0

GC&H Investments	Attn: Jim Kindler 101 California Street, 5th Floor San Francisco, CA 94111	0	0	0	61,359	26,408
GC&H Investments, LLC	Attn: Jim Kindler 101 California Street, 5th Floor San Francisco, CA 94111	0	45,411	0	20,453	16,363
Michael J. & Diane M. Doty	9713A Solana Vista Loop Austin, TX 78750	0		0	40,906	0
Charles Dean	6208 Cape Coral Dr. Austin, TX 78746	0	3,394	0	20,453	0
Luis J. Berga	115 Sandra Muriada Way Austin, TX 7870	0		0	24,543	8,182
Joy Holding Company, LLC	Attn: Peter and Mary Funston 359 Waterloo Road Whitehall, MT 59759	0		0	44,997	0
Allergan, Inc.	2525 Dupont Drive Irvine, California 92612 Attn: General Counsel Facsimile: (714) 246-4774	0		0	0	12,271,946

Athyrium Opportunities Acquisition LP	Richard T. Pines Athyrium Capital Management, LP 530 Fifth Avenue, Floor 25 New York, NY 10036 With a copy to: Andrew Hyman Athyrium Capital Management, LP 530 Fifth Avenue, Floor 25 New York, NY 10036 with a copy to: Moore & Van Allen PLLC 100 North Tryon Street Suite 4700 Charlotte, NC 28202 Attention: Tripp Monroe	0 (warrant for 2,850,000 shares of Common Stock)	0	0	0

Todd Newton	c/o Apollo Endosurgery, Inc. 1120 South Capital of Texas Highway, Building 1, Suite 300, Austin, TX 78746	0	494,697	0	0	0
Stefanie Cavanaugh	c/o Apollo Endosurgery, Inc. 1120 South Capital of Texas Highway, Building 1, Suite 300, Austin, TX 78746	0	49,469	0	0	0
TOTALS:		0	33,164,787	9,588,891	45,431,125	49,897,462

*To be allocated among funds at a later date.

EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of the Third Amended and Restated Investors’ Rights Agreement dated as of September 7, 2016 (the “Agreement”) by and among the Company and the investors listed on Exhibit A thereto. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.                                      Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), subject to the terms and conditions of the Agreement.

2.                                      Agreement. As partial consideration for such transfer, Transferee (a) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement, and (b) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party to the Agreement.

3.                                      Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed under Transferee’s signature below.

4.                                      Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interests and to bind to the terms of the Agreement such spouse’s community interest, if any, in the Stock.

EXECUTED AND DATED this        day of                  , 20  .

TRANSFEREE

By:
Name:
Title:
Address:

Fax:	( ) -

Spouse (if applicable):

By:
Name:

SIGNATURE PAGE TO ADOPTION AGREEMENT